EXHIBIT 99


                                                       February 27, 1996

          FOR IMMEDIATE RELEASE

          NWNG ADOPTS SHAREHOLDER RIGHTS PLAN

                    PORTLAND, Ore. -- Northwest Natural Gas Company (Nasdaq National Market: NWNG) announced that its Board of Directors has adopted a Shareholder Rights Plan.

                    "The Rights are designed to assure that all of the Company's shareholders will receive fair and equal treatment in the event of a proposed takeover of the Company on terms less favorable than would be available in a transaction negotiated with the Company's Board of Directors," Robert L. Ridgley, president and chief executive officer, said Tuesday. "The new Plan is similar to plans adopted by a large number of public companies, including many electric and gas utilities, and represents a prudent means of safeguarding the interests of all shareholders should an effort be made to acquire the Company at a price that does not reflect fair value."

                    "The Rights will not prevent a takeover," Ridgley explained, "but they are designed to encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover."

                    Ridgley emphasized that the Rights Plan was not adopted in response to any effort to acquire control of the Company, and said the Company is not aware of any such effort.

                    In connection with the adoption of the Rights Plan, the Company's Board declared a dividend of one Right for each outstanding share of Common Stock. Each Right will entitle shareholders to purchase one tenth of a share of Common Stock for $10.00. In the event that any person acquires more than 15% of the outstanding Common Stock, subject to the terms of the Rights Plan, the Right becomes exercisable entitling each holder (other than the acquiring person or group), for a purchase price equal to ten times the current purchase price of the Right, to purchase that number of shares of Common Stock having a market value equal to twenty times the purchase price of the Right.

                    If the Company were acquired in a merger or other business combination transaction after a person has acquired 15% or more of the Company's outstanding Common Stock, each Right would entitle its holder to purchase, for a price equal to ten times the current purchase price of the Right, a number of the acquiring company's common shares having a market value of twenty times the current exercise price of the Right.

                    Rights will be distributed to shareholders of record on March 15, 1996. No separate certificates will be issued. The Rights will be evidenced by the existing stock certificates and will expire on March 15, 2006. The distribution is not taxable to shareholders. Details are contained in a letter to shareholders that will be mailed to all shareholders of the Company immediately after the record date.

                    Northwest Natural Gas Company serves about 410,000 gas utility customers in Oregon and southwest Washington.


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